Exhibit 10.1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (“Agreement”) is entered into by and between P. H. Glatfelter Company, a corporation organized under the laws of the Commonwealth of Pennsylvania with corporate offices located at 96 South George Street, York, PA 17401 (“Glatfelter”) and Dante C. Parrini, an individual who currently serves as Executive Vice President and Chief Operating Officer for the Company and, effective January 1, 2011, will be promoted to the position of Chief Executive Officer (“Mr. Parrini”).

WHEREAS, effective upon execution of this Agreement, Glatfelter and Mr. Parrini will enter into a Top Management Restricted Stock Unit Award Certificate (“Award Certificate”), pursuant to which Glatfelter will issue to Mr. Parrini Restricted Stock Units (the “RSUs”), each RSU representing the right to receive one share of Glatfelter’s common stock, $.01 par value per share, subject to certain restrictions and on the terms and conditions contained in the Award Certificate and Glatfelter’s Amended and Restated Long-Term Incentive Plan (the “Equity Grant”);

WHEREAS, Mr. Parrini, as an Officer and Senior Executive of Glatfelter, has full access to highly sensitive and commercially valuable confidential information or trade secret information related to Glatfelter and its global subsidiary companies (collectively, the “Company”) and the business of the Company including, without limitation, information related to the business strategies and plans of the Company and, development, manufacture, marketing, sales and distribution of the Company’s products, accounting and business methods and the Company’s customers and prospective customers (collectively “Confidential Business Information”);

WHEREAS, Mr. Parrini acknowledges that the Company has expended considerable time, cost and effort to develop and compile its Confidential Business Information, and it considers such information to be a valuable business asset; and

WHEREAS, for the continued success of the business of the Company, the parties deem it essential to enter into this Agreement and continue to protect the Company’s interests and Confidential Business Information through the non-competition and non-solicitation covenants contained in this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. EFFECTIVE DATE: This Agreement will take effect, once both parties have executed it, on the later date that the last party has signed, notwithstanding the fact that the Agreement may be executed in counterparts pursuant to paragraph 15.

2. CONSIDERATION: The consideration for this Agreement, the sufficiency of which is hereby acknowledged, shall consist of the Equity Grant, described above, and the following Severance Benefits:

(a)	The Company has adopted “Guidelines for Executive Severance” (“Guidelines”), which confer upon the Compensation Committee of the Board of Directors the authority and discretion to award severance benefits to eligible executives and, if awarded, the amount of such severance. Without diminishing such authority and discretion, the Company guarantees to Mr. Parrini that he will receive no less than the amounts of cash severance, notional bonus and other benefits provided for the Chief Executive Officer in the Guidelines, as the Guidelines exist on the date that Mr. Parrini has a Covered Termination Event (the “Severance Benefits”); provided, however, that in the event there is a modification or termination of the Guidelines subsequent to the effective date of this Agreement which would reduce or eliminate the amounts of such cash severance, notional bonus or outplacement assistance, Mr. Parrini will receive no less than the amount provided for in the current Guidelines which are attached hereto as Exhibit A.

(b)	For purposes of this Agreement, a “Covered Termination Event” is the termination of Mr. Parrini’s employment by the Company for reasons other than “Cause,” as provided for and defined in the Guidelines. In addition, although not provided in the Guidelines, a Covered Termination Event will be defined to mean Mr. Parrini’s resignation from employment with the Company for Good Reason. “Good Reason” shall be defined in accordance with the terms of Mr. Parrini’s Change in Control Employment Agreement; provided, however, that Mr. Parrini’s resignation from employment shall not be treated as being for Good Reason unless it otherwise satisfies the requirements for a “safe harbor” termination for good reason set forth in Treasury Regulation Section 1.409A-1(n)(2)(ii) or any successor thereto.

(c)	In the event Severance Benefits are paid under this Agreement, Mr. Parrini will be required to comply with the obligation to enter into a General Release Agreement which is not inconsistent with the terms of this Agreement, as well as the other conditions of severance set forth in the Guidelines. It is agreed, however, that the Mitigation/Offset provisions in the Guidelines will not apply.

3. NON-COMPETITION COVENANT: To protect the Company’s confidential information including without limitation the Confidential Business Information referenced above and the good will developed by Mr. Parrini with respect to the Company’s customers and business partners, Mr. Parrini agrees that for the Non-Compete Period, he shall not, without the Company’s written consent, directly or indirectly, be employed by, consult with, or render services to, any Competing Business.

For purposes of this Agreement, the “Non-Compete Period” will be one year measured from the date on which Mr. Parrini separates from employment with the Company for any reason (including without limitation termination with or without cause, voluntary resignation, retirement or any other form of separation); provided, however, that if the separation also constitutes a Covered Termination Event, then the one year period shall be extended to coincide with the period of months that Mr. Parrini is entitled to receive cash severance payments under the terms of the then-effective Guidelines, not to exceed a period of two years in total. For example, if on the date of the Covered Termination Event, Mr. Parrini had 16 years of service with the Company and is entitled to cash severance for 16 months, the Non-Compete Period would be 16 months from his separation date.

For purposes of this Agreement, a “Competing Business” means any entity or person conducting a substantial portion of its business in North America, the United Kingdom, Europe or the European Union, Southeast Asia, the Middle East or the former Soviet Union states (including the Baltic States), that is engaged in or about to become engaged in the research, development, manufacture, marketing, or sale of products which are the same as, or sufficiently similar to compete with, the following business lines operated by the Company and with which Mr. Parrini is intimately involved (“Business Line”):

(a)	Specialty Papers Business Line: paper for credit card receipts, multi-part forms, security papers and other end-user applications; book publishing paper for the production of high quality hardbound books and other book publishing needs; envelope and converting paper for the direct mail market, shopping bags, and other converting applications; and engineered products for digital imaging, transfer, casting, release, postal, playing cards and other niche specialty applications;

(b)	Composite Fibers Business Line: higher-value-added paper products in food and beverage, such as paper used for tea bags and coffee pods/pads; metalized products used in the labeling of beer bottles, innerliners, gift wrap, self-adhesive labels and other consumer products applications; composite laminates paper used in the production of decorative laminates, furniture and flooring applications; and a diverse line of technical specialty paper used in batteries, medical masks and other highly engineered applications;

(c)	Advanced Airlaid Materials Business Line: highly absorbent cellulose-based airlaid non-woven materials used in a diverse range of consumer and industrial products, such as feminine hygiene products, adult incontinence products, specialty wipes and food pads; and/or

(d)	Additional Business Lines: any such additional business line that is added by the Company during the course of Mr. Parrini’s employment with the Company;

provided, however, no such entity or person shall be a Competing Business unless it is engaged in the research, development, manufacture, marketing, or sale of products which are the same as, or sufficiently similar to compete with, products that represent in the aggregate at least one percent (1%) of the Company’s sales for the most recently completed fiscal year, or five percent (5%) of sales for the most recently completed fiscal year for the Business Line which produces such products.

Mr. Parrini acknowledges and agrees that the restrictive scope of this covenant, including its geographic and temporal scope, are necessary and reasonable in light of the global scope of the Company’s business which, he acknowledges, has operations and serves customers and markets globally. Mr. Parrini further acknowledges and agrees that, given the global nature of the industry and markets served and the state of technology today, it is not feasible to protect the Company’s interests with a restrictive geographic scope which is narrower than that contained in this covenant.

This non-competition covenant is given by Mr. Parrini as part of his consideration for the benefits conferred in Paragraph 2 above, and shall be construed as an agreement independent of any other provision in this Agreement. The existence of any claim or cause of action of Mr. Parrini against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant.

4. NON-SOLICITATION COVENANT: To further protect the Company’s confidential information and the good will developed by Mr. Parrini with respect to the Company’s customers and business partners, Mr. Parrini agrees that for the Non-Compete Period, he shall not, directly or indirectly: (a) solicit, divert, take away or attempt to take away, on behalf of a Competing Business, any person or entity which is or was a customer or prospective customer of the Company at any time during the twelve (12) months preceding the Separation Date; and/or (b) solicit or induce for any Competing Business the employment of any person who is or was employed by the Company at any time during the twelve (12) months preceding the Separation Date.

5. AT-WILL EMPLOYMENT: Nothing in this Agreement is intended, or shall be construed, to change the nature of Mr. Parrini’s at-will employment with the Company or to create a contractual obligation, express or implied, to continue to employ Mr. Parrini for any period of time.

6. OTHER AGREEMENTS: This Agreement shall not supersede or otherwise be construed to modify other agreements between the Company and Mr. Parrini, including without limitation the Change in Control Employment Agreement and the P. H. Glatfelter Employee’s Agreement.

7. INJUNCTION: Mr. Parrini acknowledges that irreparable damage will result to the Company in the event of the breach of any term or covenant contained in this Agreement, and Mr. Parrini agrees that, in the event of a breach or threatened breach, the Company shall be entitled, in addition to any and all other legal or equitable remedies and damages, to an injunction to restrain the violation by Mr. Parrini and all other persons acting for or with Mr. Parrini. Mr. Parrini acknowledges that the Company would not have entered into this Agreement without Mr. Parrini binding himself to the restrictions hereunder. Nothing herein shall be construed as prohibiting the Company or Mr. Parrini from pursuing any other remedies available to them for a breach or threatened breach, including the recovery of damages from the breaching party.

8. LEGAL FEES: Mr. Parrini further agrees to reimburse the Company for any expenses incurred in enforcing this Agreement, including without limitation, the Company’s attorneys’ fees and costs, if the Company prevails in whole or part in any suit under this Agreement, if Mr. Parrini is found to have breached or threatened to breach any term of this Agreement, or if Mr. Parrini commences any action or proceeding to enforce or otherwise in connection with this Agreement and thereafter withdraws or suspends such action or proceeding other than as part of a settlement between the Company and Mr. Parrini. The Company further agrees to reimburse Mr. Parrini for any expenses incurred in enforcing this Agreement, including without limitation, Mr. Parrini’s attorneys’ fees and costs, if Mr. Parrini prevails in whole or part in any suit under this Agreement, if the Company is found to have breached or threatened to breach any term of this Agreement or if the Company commences any action or proceeding to enforce or otherwise in connection with this Agreement and thereafter withdraws or suspends such action or proceeding other than as part of a settlement between the Company and Mr. Parrini. In the event of an action or proceeding between the Company and Mr. Parrini which results in a settlement, each party shall bear its or his own costs.

9. TOLLING: Should Mr. Parrini violate any of the covenants contained herein and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining relief, be deprived of the benefit of the full period of the restrictive covenant. The term of all covenants and restrictions contained in this Agreement shall automatically be extended for a period of one (1) year after either the date on which Mr. Parrini permanently ceases the violation, or the date of entry by a court or any order or judgment enforcing the covenant or restriction, whichever occurs later.

10. GOVERNING LAW, JURISDICTION: This Agreement has been negotiated and executed in the Commonwealth of Pennsylvania, where Mr. Parrini is employed by the Company. The laws of the Commonwealth of Pennsylvania shall govern the construction, validity, interpretation and enforcement of this Agreement, notwithstanding any application of choice of law provisions. Each of the parties agrees to submit to the jurisdiction of the state and federal courts of the Commonwealth of Pennsylvania for actions arising out of this Agreement.

11. NON-WAIVER: A waiver of any condition or term in this Agreement shall not be construed to have any effect on the remaining terms and conditions; nor shall any waiver be permanent or binding for the future.

12. ASSIGNABILITY: It is understood and agreed that this Agreement is personal in nature and may not be assigned by Mr. Parrini. It may, however, be assigned by the Company to an affiliate, subsidiary, or to a successor or assignee in connection with a merger, consolidation, sale, transfer of assets, joint venture, or other similar transaction.

13. REFORMATION: The covenants contained in this Agreement shall be subject to reformation. In the event any covenant or portion thereof shall be held invalid or unenforceable as currently written, the invalidity or unenforceability shall not impair the remaining provisions of this Agreement. Moreover, should any provision be deemed invalid or unenforceable by a court of competent jurisdiction, then such provision shall be reformed by the court to the extent necessary (and only to the extent necessary) to render the provision valid and enforceable.

14. CAPTIONS: The captions and headings in this Agreement are solely for the purpose of identification and shall not in any manner alter or vary the interpretation or construction of this Agreement.

15. COUNTERPARTS: This Agreement may be executed and delivered in one or more counterparts, each of which once executed shall be deemed to be an original. All such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly signed this Agreement on the dates noted below.

FOR P. H. GLATFELTER COMPANY

By: /s/ Thomas G. Jackson
Thomas G. Jackson
Vice President, General Counsel & Secretary

July 2, 2010

/s/ Dante C. Parrini

Dante C. Parrini

July 2, 2010